Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SXC Health Solutions Corp.:
We consent to the use of our reports dated March 12, 2009, with respect to the consolidated balance sheet of SXC Health Solutions Corp. as of December 31, 2008, and the related consolidated statements of operations, shareholders’ equity, comprehensive income, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of SXC Health Solutions Corp.
Our report on the consolidated financial statements dated March 12, 2009 states that SXC Health Solutions Corp. changed the date of its annual goodwill impairment test from December 31 to October 31 in 2008.
We also consent to the incorporation by reference in this Registration Statement on Form S-8 of SXC Health Solutions Corp. of our report dated December 22, 2009, with respect to the statements of net assets available for benefits of the SXC Health Solutions, Inc. 401(k) Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and supplemental schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2008, which report appears in the Form 11-K of the SXC Health Solutions, Inc. 401(k) Plan.
/s/ KPMG LLP
Chicago, Illinois
December 22, 2009